Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-3 of Cleveland BioLabs, Inc. of our report dated March 27, 2009 relating to the financial statements. We also consent to the reference to us as “Experts” under the heading “Experts” in such Registration Statement.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

October 19, 2009
Cleveland, Ohio